Exhibit 99.1

Prudential Financial elects Carmine Di Sibio to Board of Directors

NEWARK, N.J., July 1, 2024 – (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) announced today that Carmine Di Sibio has been elected to the Board of Directors as an independent director, effective July 1, 2024. He will serve on the Board’s Audit Committee.

Di Sibio recently retired as global chairman and chief executive of EY, one of the world’s largest professional services organizations. He led EY’s global strategy, through which the organization invested more than $10 billion in technology, solutions and EY people over the last five years. Additionally, he spearheaded its innovation efforts into new and emerging fields through acquisitions and alliances.

“Carmine brings to Prudential a deep understanding of business strategy and innovation, which will help guide our continued efforts to be a higher growth, more capital efficient, and more nimble company,” said Gil Casellas, director and chair of the Board’s Corporate Governance and Business Ethics Committee. “We are excited to welcome him to Prudential’s Board and look forward to working together.”

At EY, Di Sibio previously served as global managing partner, Client Services. Prior to that, he held several global operating and leadership positions, including chair of the Global Financial Services Markets Executive and regional managing partner for the Americas Financial Services Organization. Since joining EY in 1985, he has served as an Advisory and Assurance partner for many financial services accounts.

Di Sibio serves as a member of the board of PayPal, a digital payments technology platform, and Focusing Capital on the Long Term (FCLT), a nonprofit organization that encourages long-term behaviors in business and investment decision-making. He is also a member of the World Economic Forum’s International Business council. He earned an MBA from New York University’s Stern School of Business and a B.A. in chemistry from Colgate University.

ABOUT PRUDENTIAL

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.5 trillion in assets under management as of March 31, 2024, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT

YeaJin Kim

yeajin.kim@prudential.com